                                               Filed Pursuant to 424(b)(2)
                                               File Nos. 33-57155 and 333-11193


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 4, 1996)
                                 $1,200,000,000

                         MCI COMMUNICATIONS CORPORATION
                     SENIOR/SUBORDINATED MEDIUM-TERM NOTES
                    DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                         ------------------------------

    MCI Communications Corporation (the "Company") may offer from time to time up to $1,200,000,000 (or the equivalent thereof in one or more foreign or composite currencies) aggregate principal amount of its senior or subordinated Medium-Term Notes (the "Notes" or "Medium-Term Notes"). Unless otherwise specified in an applicable pricing supplement hereto (each, a "Pricing Supplement"), the Notes will bear interest at fixed or variable rates ("Fixed Rate Notes" and "Floating Rate Notes," respectively). The applicable Pricing Supplement will specify the interest rates on Fixed Rate Notes, the method of determining the interest rates on Floating Rate Notes and whether such Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note, the terms of redemption, if any, at the option of the Company or repayment, if any, at the option of the holders of the Notes (the "Holders"), terms for sinking fund payments, if any, the stated maturity and other variable terms and the senior or subordinated ranking of the Notes. The terms of the Notes are subject to change by the Company, but no such change will affect any Note theretofore issued or as to which an offer to purchase has been accepted by the Company. The Notes will have maturities of 9 months or more from their dates of issue. See "Description of Medium-Term Notes."
    The Notes will be issued in denominations of $1,000 or integral multiples thereof, in fully registered certificated form ("Certificated Notes") or book-entry form ("Book-Entry Notes"). Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (or such other depositary identified in the applicable Pricing Supplement) (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Beneficial interests in Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and by its participants (with respect to beneficial owners). Owners of beneficial interests in Global Securities will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interest only under the limited circumstances described herein. See "Description of Medium-Term Notes--Book-Entry Notes."
    FOR DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "CERTAIN INVESTMENT CONSIDERATIONS" ON PAGE 2 OF THE PROSPECTUS.
                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT,
        THE PROSPECTUS OR ANY PRICING SUPPLEMENT RELATING HERETO. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                           PRICE TO        AGENTS' COMMISSIONS             PROCEEDS TO
                                          PUBLIC(1)          AND DISCOUNTS(2)             COMPANY(2)(3)
----------------------------------------------------------------------------------------------------------------
Per Note..............................        100%             .125%-.750%               99.250%-99.875%
----------------------------------------------------------------------------------------------------------------
Total(4)..............................   $1,200,000,000   $1,500,000-$9,000,000   $1,191,000,000-$1,198,500,000
----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.
(2) The Company will pay a commission to the Agents in the form of a discount, depending upon the rank and maturity of the Note, ranging from .125% to .750% (or, with respect to Notes in which the stated maturity is in excess of 30 years, such commission as shall be agreed upon by the Company and the related Agent at the time of sale) of the principal amount of any Notes sold through them as Agents and may sell Notes to the Agents, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by the related Agent or, if so specified in an applicable Pricing Supplement, for resale at a fixed offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical rank and maturity. The Company has agreed to indemnify the Agents against or make contributions relating to certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting expenses payable by the Company estimated at $1,120,000.
(4) Or the equivalent thereof in one or more foreign or composite currencies.
                         ------------------------------

    The Notes are being offered on a continuing basis by the Company through Bear, Stearns & Co. Inc., Citicorp Securities, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and such other agents as the Company may select from time to time (each, an "Agent" and together, the "Agents"), who have agreed to use their best efforts to solicit offers to purchase the Notes, and Notes may also be sold to the Agents, as principal, for resale to purchasers. The Company reserves the right to sell Notes directly to purchasers on its own behalf. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold, or that there will be a secondary market for the Notes or as to the liquidity of such market if one develops. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. No termination date for the offering of Notes has been established. The Company or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."
                         ------------------------------
BEAR, STEARNS & CO. INC.
                     CITICORP SECURITIES, INC.
                                        MERRILL LYNCH & CO.
                                                      J.P. MORGAN & CO.
                         ------------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 4, 1996.

     IN CONNECTION WITH THE OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED PRICE BASIS, SUCH AGENT(S) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF SUCH NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        DESCRIPTION OF MEDIUM-TERM NOTES

GENERAL

     The Notes are to be issued as one or more series of Securities (as defined in the attached Prospectus), in an aggregate principal amount not to exceed such maximum as may be established from time to time by the Board of Directors of the Company, and will be either Senior Securities or Subordinated Securities of the Company (each as defined in the attached Prospectus). Whether an offering of Notes will constitute Senior Securities ("Senior Notes") or Subordinated Securities ("Subordinated Notes") of the Company will be set forth in the applicable Pricing Supplement. The Senior Notes are to be issued under an Indenture (the "Senior Indenture") between the Company and Citibank, N.A. ("Citibank"), as Trustee, dated as of February 17, 1995, as supplemented by Supplement No. 1 to the Indenture, dated as of October 4, 1996, and the Subordinated Notes are to be issued under an Indenture between the Company and Bankers Trust Company ("Bankers Trust"), as Trustee, dated as of October 15, 1989, as amended by the Trust Indenture Reform Act of 1990 (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), which are more fully described in the attached Prospectus. The following summaries of certain provisions of the Indentures do not purport to be complete, and are subject to, and qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms. The terms and provisions set forth below will apply to each Note unless otherwise specified in the applicable Pricing Supplement.

     The Indentures do not limit the aggregate principal amount of Senior Securities or Subordinated Securities which may be issued thereunder. The Company may, from time to time, without the consent of the Holders, provide for the issuance of Notes or other Securities under the Indentures in addition to the $1,200,000,000 principal amount of Senior Securities and Subordinated Securities available for issuance as of the date of this Prospectus Supplement.

     All Senior Securities, including the Senior Notes, issued and to be issued will be unsecured and will rank pari passu (equally and ratably) with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     All Subordinated Securities, including the Subordinated Notes, issued and to be issued will be unsecured and will be subordinated as set forth under "Description of Subordinated Securities -- Subordination" in the attached Prospectus.

     Neither of the Indentures limits the amount of unsecured indebtedness of the Company or any subsidiary. Nothing in the Indentures or in the terms of the Securities will prohibit the issuance by the Company of securities representing subordinated indebtedness that is senior or junior to the Subordinated Securities or will limit the payment of dividends by the Company or its acquisition of any of its equity securities. Nothing in the Indentures affords Holders of Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company. However, the Senior Indenture does contain certain restrictive covenants with respect to the business of the Company and its subsidiaries and liens on and the sale or lease of the stock or certain assets of MCI Telecommunications Corporation, a wholly-owned subsidiary of the Company, which may make more difficult or discourage any such transaction. The consummation of any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company could cause a material decline in the credit quality of the outstanding Notes. See "Description of Senior Securities -- Covenants" in the attached Prospectus.

     The Company's assets consist principally of the stock in its subsidiaries. Therefore, its rights and the rights of its creditors, including the Holders, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization or otherwise will be subject to the prior claims of the subsidiary's creditors, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     The credit ratings assigned to the Company's medium term note program are a reflection of the Company's credit status and in no way reflect the potential impact of all risks related to structure and other factors on the value of the Notes. Accordingly, prospective investors should consult their own financial and legal, including tax, advisors as to the risks entailed by an investment in the Notes and the suitability of investing in such Notes in light of their particular circumstances.

     The Notes will be offered on a continuing basis and will mature on any day 9 months or more from their dates of issue, as selected by the purchaser and agreed to by the Company. Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes as specified in the applicable Pricing Supplement. The Notes may also be issued with original issue discount and may or may not pay any interest.

     The terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note theretofore issued or as to which an offer has been accepted by the Company.

     Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued in fully registered form as a Certificated Note or a Book-Entry Note and in denominations of $1,000 or integral multiples thereof. Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated and payable in U.S. dollars. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Notes with similar variable terms but different interest rates, as well as Notes with different variable terms, may be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted.

     Book-Entry Notes may be transferred or exchanged only in accordance with the rules of the Depositary. Principal, premium, if any, and interest payments on Book-Entry Notes represented by a Global Security will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. See "Book-Entry Notes."

     The principal of, and premium, if any, and interest on, Certificated Notes will be payable, the transfer of such Certificated Notes will be registerable, and such Certificated Notes will be exchangeable for Certificated Notes of the same series and rank bearing identical terms and provisions, at the office or agency of the Company in the Borough of Manhattan, The City of New York designated for such purpose. Payment of interest on any Interest Payment Date, other than interest at maturity (or on any date of redemption or repayment, if a Certificated Note is redeemed or repaid prior to maturity), may be made at the option of the Company by check mailed to the address of the Holder in whose name the applicable Certificated Note is registered as of the close of business on the related Regular Record Date (hereafter defined) as shown on the security register maintained by the Company or an agent thereof. Notwithstanding the above, a Holder of $10,000,000 (or the equivalent thereof in foreign or composite currencies) or more in aggregate principal amount of the same series of Notes (whether having identical or different terms and provisions) shall be entitled to receive payments of interest (other than at maturity or upon redemption or repayment, if applicable) by wire transfer of immediately available funds if appropriate wire transfer instructions in writing have been received by the appropriate Trustee at its corporate trust office in The City of New York on or before the Regular Record Date immediately preceding the applicable Interest Payment Date. Such wire instructions, upon receipt by the appropriate Trustee, shall remain in effect until revoked by such Holder.

     Principal, premium, if any, and interest payable at maturity (or upon redemption or repayment, if applicable) on each Note will be paid in immediately available funds against presentation of such Note at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of

New York. Interest payable at maturity (or upon redemption or repayment, if applicable) will be payable to the person to whom the principal of the applicable Note shall be paid.

     Unless otherwise specified in the applicable Pricing Supplement, interest payable on any Interest Payment Date and at maturity (or upon redemption or repayment, if applicable) shall be the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to such Note) to but excluding such Interest Payment Date or the date of maturity (or the date of redemption or repayment, if any).

     As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or executive order to close in The City of New York; provided, however, that, with respect to Notes denominated and/or payable in a currency or composite currency other than United States dollars, such day is also not a day on which banking institutions are authorized or required by law or executive order to close in the Principal Financial Center (hereafter defined) of the country issuing such currency or composite currency (or, in the case of the European Currency Unit ("ECU"), is not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR or LIBID is an applicable Interest Rate Basis (hereafter defined), such day is also a London Banking Day (hereafter defined).

     "London Banking Day" means any day (i) if the Index Currency is other than ECU, on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, that is not designated as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market.

     "Principal Financial Center" means the capital city of the country issuing the currency or composite currency in which any payment in respect of the Notes is to be made or, solely with respect to the calculation of LIBOR or LIBID, the Index Currency, except that with respect to United States dollars, Deutsche Marks, Dutch Guilders, Italian Lire, Swiss Francs and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

REDEMPTION AT OPTION OF THE COMPANY

     The Notes may be subject to redemption by the Company on and after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement (the "Initial Redemption Date"). If no Initial Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to maturity. On and after the Initial Redemption Date with respect to any Note, such Note will be redeemable in whole or in part in increments of $1,000 (provided that any remaining principal amount thereof is at least $1,000) at the option of the Company at a redemption price (the "Redemption Price"), determined in accordance with the following paragraph, together with interest payable thereon to the date of redemption, on notice given not more than 60 nor less than 30 days prior to the date of redemption.

     The Redemption Price for each Note subject to redemption at the option of the Company shall initially be equal to a certain percentage (the "Initial Redemption Percentage") of the principal amount of such Note to be redeemed and, if so provided, shall decline at each anniversary of the Initial Redemption Date with respect to such Note by a percentage (the "Annual Redemption Percentage Reduction") of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount. The Initial Redemption Percentage and any Annual Redemption Percentage Reduction with respect to each Note subject to redemption prior to maturity will be fixed at the time of sale and set forth in the applicable Pricing Supplement.

REPAYMENT AT OPTION OF THE HOLDER

     The Notes may be subject to repayment at the option of the Holders thereof in accordance with the terms of the Notes on their respective optional repayment dates, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement (the "Repayment Dates"). If no Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to maturity. On any Repayment Date with respect to any Note, such Note will be repayable in whole or in part in increments of $1,000 (provided that any remaining principal amount thereof is at least $1,000) at the option of the Holder thereof at a price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the Repayment Date, upon receipt of a duly completed Note and form thereon entitled "Option to Elect Repayment" at the office or agency of the Company maintained for that purpose not more than 60 nor less than 30 days prior to the Repayment Date. Exercise of the repayment option by a Holder shall be irrevocable.

     While the Book-Entry Notes are represented by the Global Securities held by or on behalf of the Depositary, and registered in the name of the Depositary or the Depositary's nominee, the option for repayment may be exercised by the applicable Participant (hereafter defined) that has an account with the Depositary, on behalf of the beneficial owners of the Global Security or Securities representing such Book-Entry Notes, by delivering a written notice substantially similar to the above-mentioned form to the appropriate Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders), not more than 60 nor less than 30 days prior to the applicable Repayment Date. Notices of election from Participants on behalf of beneficial owners of the Global Security or Securities representing such Book-Entry Notes to exercise their option to have such Book-Entry Notes repaid must be received by the appropriate Trustee by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the appropriate Trustee on a particular day, the beneficial owner of the Global Security or Securities representing such Book-Entry Notes must so direct the applicable Participant before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, each beneficial owner of the Global Security or Securities representing Book-Entry Notes should consult the Participant through which it owns its interest therein for the respective deadlines for such Participant. All notices shall be executed by a duly authorized officer of such Participant (with signature guaranteed) and shall be irrevocable. In addition, beneficial owners of the Global Security or Securities representing Book-Entry Notes shall effect delivery at the time such notices of election are given to the Depositary by causing the applicable Participant to transfer such beneficial owner's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. See "-- Book-Entry Notes."

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

     The Company may, in its discretion, at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

INTEREST

  General

     Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Regular Record Date and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the Holder on such next succeeding Regular Record Date.

  FIXED RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, the "Interest Payment Dates" for Senior Fixed Rate Notes will be June 1 and December 1 and at maturity (or upon redemption or repayment, if applicable). The "Regular Record Date" for Senior Fixed Rate Notes will be the May 15 or November 15 immediately preceding the June 1 or December 1 Interest Payment Date. Unless otherwise specified in an applicable Pricing Supplement, the "Interest Payment Dates" for Subordinated Fixed Rate Notes will be June 15 and December 15 and at maturity (or upon redemption or repayment, if applicable). The "Regular Record Date" for Subordinated Fixed Rate Notes will be the June 1 or December 1 immediately preceding the June 15 or December 15 Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or the date of maturity (or the date of redemption or repayment, if any) on a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest shall be made on the next Business Day as if it were made on the date such payment was due, and no interest on such payment shall accrue for the period from and after such Interest Payment Date or the date of maturity (or the date of redemption or repayment, if any), as the case may be, to such next Business Day.

  FLOATING RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify the interest terms with respect to which each Floating Rate Note is being delivered, including (i) whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note"; (ii) the Fixed Rate Commencement Date and Fixed Interest Rate, as applicable; (iii) Interest Rate Basis or Bases; (iv) Initial Interest Rate, Interest Reset Period and Dates; (v) Regular Record Dates; (vi) Interest Payment Period and Dates; (vii) Index Maturity; (viii) Maximum Interest Rate and Minimum Interest Rate, if any; and (ix) Spread and/or Spread Multiplier, if any, each as defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Index Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as defined below.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an Addendum relating to such interest rate attached, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

          (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate/Fixed Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, and on each Interest Reset Date thereafter, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of such Interest Reset Date; provided, however, that (y) the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect commencing on the Fixed Rate Commencement Date to the date of maturity (or the date of redemption or repayment, if any) shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing

     Supplement, or, if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Inverse Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the first Interest Reset Date, and on each Interest Reset Date thereafter, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of such Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (hereafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     Interest on Floating Rate Notes will be determined by reference to (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Federal Funds Rate, (v) LIBOR, (vi) LIBID, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other interest rate basis or interest rate formula as may be specified in the applicable Pricing Supplement (each, an "Interest Rate Basis"); provided, however, that the interest rate in effect on a Floating Rate Note for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate; provided, further, that with respect to a Floating Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

     The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any

Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next Business Day, except that in the case of a Floating Rate Note as to which LIBOR or LIBID is an applicable Interest Rate Basis, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     The interest rate applicable to each Interest Reset Period commencing on an Interest Reset Date will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (hereafter defined) pertaining thereto, except if LIBOR or LIBID is an applicable Interest Rate Basis, in which case such rate will be determined on such Interest Determination Date. The "Interest Determination Date" with respect to the Commercial Paper Rate, Federal Funds Rate, Prime Rate, the CMT Rate and CD Rate will be the second Business Day immediately preceding the applicable Interest Reset Date. The "Interest Determination Date" with respect to LIBOR and LIBID will be the second London Banking Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the Interest Determination Date will be the applicable Interest Reset Date. The "Interest Determination Date" with respect to the Treasury Rate will be the day of the week on which the applicable Interest Reset Date falls on which Treasury bills normally would be auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction shall fall on the applicable Interest Reset Date, then the Interest Reset Date shall instead be the first Business Day following such auction. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date on which each Interest Rate Basis shall be determinable. Each Interest Rate Basis shall be determined and compared on such date, and the applicable interest rate shall take effect on the applicable Interest Reset Date.

     A Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limit, or ceiling, on the rate of interest which may accrue during any Interest Reset Period ("Maximum Interest Rate"); and (ii) a minimum numerical interest rate limit, or floor, on the rate of interest which may accrue during any Interest Reset Period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest in any Interest Reset Period is 25% per annum on a simple interest basis. This limit may not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

     Except as provided below, the "Interest Payment Dates" for a Floating Rate Note will be, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement; and, in each case, at maturity (or upon redemption or repayment, if applicable). The "Regular Record Date" with respect to Floating Rate Notes will be the date 15 calendar days (whether or not a Business Day) prior to the applicable Interest Payment Date.

     If any Interest Payment Date other than the date of maturity (or the date of redemption or repayment, if any) for any Floating Rate Note would otherwise fall on a day that is not a Business Day, such Interest Payment Date will be postponed to the next Business Day, except that, in the case of a Floating Rate Note as to which LIBOR or LIBID is an applicable Interest Rate Basis, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the date of maturity (or the date of redemption or repayment, if any) of any Floating Rate Note would fall on a day that is not a Business Day, the required payment of principal, premium, if any, and interest shall be made on the next Business Day as if it were made on the date such payment was due, and no interest on such payment shall accrue for the period from and after the date of maturity (or the date of redemption or repayment, if any) to such next Business Day.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

     With respect to a Floating Rate Note, accrued interest is calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in an applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360 in the case of Floating Rate Notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, LIBID or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate.

     Unless otherwise specified in the applicable Pricing Supplement, Citibank will be the "Calculation Agent" with respect to Senior Floating Rate Notes and Bankers Trust will be the "Calculation Agent" with respect to Subordinated Floating Rate Notes. Such Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error. The Company, upon notification by the appropriate Calculation Agent, will notify the appropriate Trustee of each determination of the interest rate applicable to any such Floating Rate Note promptly after such determination is made. The "Calculation Date", if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next Business Day or (ii) the Business Day immediately preceding the Interest Payment Date or the date of maturity (or the date of redemption or repayment, if any) next succeeding such Interest Determination Date. Upon the request of the Holder of a Floating Rate Note, the appropriate Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note. Requests by Holders of Senior Floating Rate Notes for interest rate information should be directed to Citibank, Corporate Trust Department, 120 Wall Street - 13th Floor, New York, New York 10043 (telephone: (212) 412-6215; telecopier: (212) 480-1614). Requests by Holders of Subordinated Floating Rate Notes for interest rate information should be directed to Bankers Trust, Corporate Trust and Agency Group, 4 Albany Street, New York, New York 10006 (telephone: 1-800-735-7777; telecopier: (615) 835-2700).

     COMMERCIAL PAPER RATE. Floating Rate Notes for which an applicable Interest Rate Basis is the Commercial Paper Rate will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to the applicable Floating Rate Note (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (hereafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication ("H.15(519)"), under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite

Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the appropriate Calculation Agent (after consultation with the Company) for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating from Standard & Poor's Corporation, Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. or another nationally recognized rating agency is the second highest investment grade bond rating given by such agency ("AA", "Aa" or the equivalent); provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest then in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                  D X 360
     Money Market Yield  =  -------------------  X  100
                               360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

     FEDERAL FUNDS RATE. Floating Rate Notes for which an applicable Interest Rate Basis is the Federal Funds Rate will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to the applicable Floating Rate Note (a "Federal Funds Rate Interest Determination Date"), the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the appropriate Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York (which may include the Agents or their affiliates) selected by such Calculation Agent (after consultation with the Company) as of 11:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers selected as aforesaid by such Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest then in effect on such Federal Funds Rate Interest Determination Date.

     LIBOR. Floating Rate Notes for which an applicable Interest Rate Basis is LIBOR will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the appropriate Calculation Agent in accordance with the following provisions:

     (i) With respect to an Interest Determination Date relating to the applicable Floating Rate Note (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity designated in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR for such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

     (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as applicable, for the applicable Index Maturity on the applicable Designated LIBOR Page, the appropriate Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market to provide such Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of the applicable Interest Reset Date will be the arithmetic mean of the rates quoted by three major banks in the Principal Financial Center selected by the appropriate Calculation Agent (after consultation with the Company) at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date for loans in such Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in the principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks selected as aforesaid by such Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such LIBOR Interest Determination Date.

     "Index Currency" means the currency or composite currency specified in the applicable Pricing Supplement with respect to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

     LIBID. Floating Rate Notes for which an applicable Interest Rate Basis is LIBID will bear interest at the interest rates (calculated with reference to LIBID and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBID" means the rate determined by the appropriate Calculation Agent in accordance with the following provisions:

     (i) With respect to an Interest Determination Date relating to a LIBID Note (a "LIBID Interest Determination Date"), LIBID will be determined on the basis of the bid rates quoted to prime banks in the London interbank market at approximately 11:00 A.M., London time, for deposits in United States dollars of not less than U.S. $1 million that is representative for a single transaction in such market at such time for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBID Interest Determination Date, by the London offices of four major banks in the London interbank market named on the Reuters Screen LIBO Page, as defined below, and selected by the appropriate Calculation Agent (after consultation with the Company) (the "LIBID Reference Banks"), on the LIBID Interest Determination Date. If at least two such quotations appear on the Reuters Screen LIBO Page, LIBID for such LIBID Interest Determination Date will be the arithmetic mean of such quotations as determined by the appropriate Calculation Agent. If fewer than two such quotations appear, LIBID for such LIBID Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below. "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

     (ii) With respect to a LIBID Interest Determination Date on which fewer than two such quotations are provided, the appropriate Calculation Agent will request each of the LIBID Reference Banks to provide such Calculation Agent with a quotation of the bid rate quoted to such bank by the head offices of leading New York City banks for deposits in United States dollars for the period of the Index Maturity at approximately 11:00 A.M., London time, on such LIBID Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBID will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBID in respect of that Interest Reset Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York selected by the appropriate Calculation Agent (after consultation with the Company) at approximately 11:00 A.M., New York City time, on that LIBID Interest Determination Date for loans in U.S. dollars to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in the principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by such Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such LIBID Interest Determination Date.

     TREASURY RATE. Floating Rate Notes for which an applicable Interest Rate Basis is the Treasury Rate will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any) specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "U.S. Government Securities-Treasury Bills-Auction Average (Investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the applicable auction average rate of such Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) at such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury bills having the specified Index Maturity are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such Auction is held, then the Treasury Rate shall be calculated by the appropriate Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by such Calculation Agent (after consultation with the Company), for the issue of Treasury bills with a remaining maturity closest to the applicable Index Maturity; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Treasury Rate Interest Determination Date. Treasury bills are usually sold at auction on Monday of each week unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday.

     PRIME RATE. Floating Rate Notes for which an applicable Interest Rate Basis is the Prime Rate will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by three major money center banks in The City of New York selected by the Calculation Agent (after consultation with the Company). If fewer than three such quotations are so provided, then the Prime Rate shall be the arithmetic mean of three prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies to obtain three such prime rate quotations; provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent (after consultation with the Company) to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     CMT RATE. Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption " Treasury Constant Maturities Federal Reserve Board Release H.15 Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and
(ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the appropriate Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the appropriate Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M.,

New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the appropriate Calculation Agent (from five such Reference Dealers selected by such Calculation Agent (after consultation with the Company) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the appropriate Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by such Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by such Calculation Agent (after consultation with the Company) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the appropriate Calculation Agent as aforesaid are quoting as described herein, the CMT Rate in effect for the applicable period will be the rate of interest in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purposes of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

     CD RATE. Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note (a "CD Rate Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)," or, if not so published by 3:00 P.M., New York City time, on or prior to the Calculation Date pertaining to such CD Rate Interest Determination Date, the CD Rate will be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on or prior to the Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the appropriate Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 3:00 P.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by such Calculation

Agent (after consultation with the Company) for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in the denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting as set forth above, the rate of interest in effect for the applicable period will be the rate of interest in effect on such CD Rate Interest Determination Date.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the date of maturity, redemption and/or repayment provisions or any other term relating thereto, may be modified as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

PAYMENTS ON AMORTIZING NOTES

     Notes may be issued from time to time as Amortizing Notes (as defined below). "Amortizing Notes" are Notes for which payments of principal and interest are made in equal installments over the life of such Notes. Interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent Holders.

BOOK-ENTRY NOTES

     Unless otherwise specified in the applicable Pricing Supplement, the Company has established a depository arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depository arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

     Upon issuance, all Book-Entry Notes up to $200,000,000 aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, redemption provisions (if any), repayment provisions (if any), date of maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or to another nominee of such Depositary, or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the applicable Indenture. Except as otherwise provided in this section, the beneficial owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders thereof for any purposes under the applicable Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest in order to exercise any rights of a Holder under such Global Security or the applicable Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

     Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes is exchangeable for Certificated Notes of like rank, tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities or the Depositary ceases to be a clearing agency registered under the Exchange Act and, in any such case, the Company fails to appoint a successor depositary within 90 days, (ii) the Company in its sole discretion determines that the Global Securities shall be exchangeable for Certificated Notes, or (iii) there shall have occurred and be continuing an Event of Default under the applicable Indenture with respect to such Notes. Upon any such exchange, the Certificated Notes shall be registered in the names of the beneficial owners of the Global Security or Securities representing Book-Entry Notes as provided by the Depositary's relevant Participants (as identified by the Depositary).

     The following is based on information furnished by the Depositary:

          The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000 one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

          The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

          To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of the Beneficial Owners that are their customers.

          Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

          Principal, premium, if any, and interest payments on the Global Securities representing the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to the Depositary is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

          If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like rank, tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company through its Participant to the applicable Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the applicable Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

          The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

          The Company may decide to discontinue the use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

MULTI-CURRENCY AND INDEXED NOTES

     If any Note is to be denominated or payable in a currency or composite currency other than U.S. dollars, certain provisions with respect thereto will be set forth in the applicable Pricing Supplement, which will specify the foreign or composite currency in which such Note is denominated and/or payable (the "Specified Currency"), along with any other terms relating to the non-U.S. dollar denomination.

     The Notes also may be issued with the principal amount payable at maturity to be determined with reference to the exchange rate of a Specified Currency relative to an indexed currency (the "Indexed Currency") or other index, each as set forth in the applicable Pricing Supplement. Holders of such Notes may receive a principal payment at maturity (or upon redemption or repayment, if applicable) that is greater than or less than the principal amount of such Notes depending upon the relative value at maturity of the Specified Currency compared to the Indexed Currency, or as otherwise set forth in the applicable Pricing Supplement. Information as to the method for determining the principal amount of such Notes payable at maturity (or upon redemption or repayment, if applicable) and certain material risks and tax considerations associated with investment in Indexed Notes will be set forth in the applicable Pricing Supplement.

BEARER NOTES

     The Company also may offer from time to time Notes in bearer form ("Bearer Notes") outside the United States at varying prices and terms. Such offerings of Bearer Notes may be separate from, or simultaneous with, offerings of Notes in the United States. The Bearer Notes are not offered by this Prospectus Supplement and the accompanying Prospectus and may not be purchased by U.S. persons except, in certain limited circumstances, if the U.S. person is a financial institution, a foreign branch of a U.S. financial institution, or acquired and holds the Bearer Notes through a foreign branch of a U.S. financial institution.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis for sale by the Company through the Agents, which have agreed to use their best efforts to solicit offers to purchase the Notes. The Company will pay the appropriate Agent a commission which, depending on the rank and maturity of the Notes, will range from .125% to .750% of the principal amount of any Note sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through the Agents will be negotiated between the Company and the applicable Agent at the time of such sale.

     Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical rank and maturity. The Agents may later resell such Notes to purchasers at varying prices related to prevailing market prices at the time of resale as determined by the related Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. The Agents may reallow all or any portion of the discount received in connection with such purchase of Notes from the Company to dealers who sell such Notes to investors and other purchasers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), any concession and any discount may be changed. The Company may also sell Notes directly to purchasers on its own behalf.

     The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part, whether placed directly by the Company or through the Agents. The Agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

     Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in any secondary market that may develop. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

     The Company has agreed to indemnify each of the Agents against or to make contributions relating to certain liabilities, including liabilities under the Securities Act of 1933. The Agents may be deemed to be underwriters within the meaning of such Act. The Company has agreed to reimburse the Agents for certain of their expenses.

     The Agents and/or certain of their affiliates have engaged, and may in the future engage, in commercial and/or investment banking transactions with, and have performed or may perform services for, the Company and certain of its affiliates, in the ordinary course of business.

PROSPECTUS

                                 $1,200,000,000

                               MCI COMMUNICATIONS
                                  CORPORATION
                SENIOR/SUBORDINATED/CONVERTIBLE DEBT SECURITIES
                            ------------------------
     MCI Communications Corporation (the "Company" or "MCI") from time to time may offer up to $1,200,000,000 aggregate principal amount (or its equivalent in any other currency or composite currency) of its senior unsecured debt securities (the "Senior Securities"), subordinated unsecured debt securities (the "Subordinated Securities") and/or subordinated unsecured debt securities (the "Convertible Subordinated Securities") convertible into the common stock, par value $.10 per share, of the Company (the "Common Stock"), in separate series in amounts, at prices and on terms to be determined at the time of sale (the Senior Securities, the Subordinated Securities and the Convertible Subordinated Securities being herein referred to collectively as the "Securities"). The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents. See "Plan of Distribution."

     The terms of the Securities, including, where applicable, the specific designation, rank, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, terms for conversion, if any, terms for redemption, if any, at the option of the Company or repayment, if any, at the option of the holder, terms for sinking fund payments and other variable terms of the Securities, if any, the initial public offering price, if any, the names of, and the principal amounts to be purchased by, dealers, if any, the compensation of such dealers and the other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered, are set forth in one or more accompanying Prospectus Supplements (each, a "Prospectus Supplement").

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is October 4, 1996.

                       CERTAIN INVESTMENT CONSIDERATIONS

     This Prospectus does not describe all of the risks of an investment in Securities, whether resulting from such Securities being denominated or payable in or determined by reference to currency or composite currency other than United States dollars or to one or more interest rate, currency or other indices or formulas, or otherwise. The Company disclaims any responsibility to advise prospective investors of such risks as they exist at the date of this Prospectus or as they change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Securities and the suitability of investing in such Securities in light of their particular circumstances. Such Securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate or currency index or other indices or formulas.

     An investment in Securities indexed, as to principal, premium and/or interest, to one or more currencies or composite currencies (including exchange rates and swap indices between currencies or composite currencies), commodities, interest rates or other indices entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such index or indices, either directly or indirectly, may be subject to significant changes, that no interest will be payable or that interest will be paid at a rate lower than that applicable to a conventional fixed rate or floating rate debt security issued by the Company at the same time, that the repayment of principal and/or premium, if any, may occur at times other than that expected by the investor, and that the investor could lose all or a substantial portion of principal and/or premium, if any, payable on the date of maturity (or the date of redemption or repayment, if any). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium and/or interest payable with respect to such Securities contains a multiplier or leverage factor, the effect of any change in the applicable index or indices will be magnified. In recent years, values of certain indices have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Furthermore, any optional redemption feature of Securities might affect the market value of such Securities. Since the Company may be expected to redeem such Securities when prevailing interest rates are relatively low, holders of such Securities generally will not be able to reinvest the proceeds at an effective interest rate as high as the current interest rate on such Securities.

     The secondary market, if any, for such Securities will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices, including the complexity and volatility of such index or indices, the method of calculating the principal, premium, if any, and/or interest in respect of such Securities, the time remaining to the maturity of such Securities, the outstanding amount of such Securities, any redemption features of such Securities, the amount of other debt securities linked to such index or indices and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Securities. In addition, certain Securities may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Holders may not be able to sell such Securities readily or at prices that will enable them to realize their anticipated yield. No investor should purchase Securities unless such investor understands and is able to bear the risk that such Securities may not be readily saleable, that the value of such Securities will fluctuate over time and that such fluctuations may be significant.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048: and Chicago Regional Office Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661: and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, Current Reports on Form 8-K dated June 21, 1996, August 8, 1996, October 3, 1996 and October 4, 1996 previously filed by MCI with the Commission, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

     Each document filed by MCI with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of the Securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such document.

     MCI undertakes to provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference other than exhibits to such documents. Request for such copies should be directed to the Secretary, MCI Communications Corporation, 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006 (telephone: (202) 872-1600).

                                  THE COMPANY

     MCI Communications Corporation, a Delaware corporation organized in 1968, has its principal executive offices at 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006 (telephone number: (202) 872-1600). Unless the context otherwise requires, the "Company" or "MCI" means MCI Communications Corporation and its subsidiaries. MCI is a registered service mark of MCI Communications Corporation.

     MCI and its subsidiaries provide a broad range of communication services, including long-distance telecommunication services, local and wireless services and information technology services. The provision of long-distance telecommunication services is the core business of MCI and its subsidiaries. Long-distance telecommunication services comprise a wide spectrum of domestic and international voice and data services, including long-distance telephone services, data communication services, teleconferencing services and electronic messaging services. During each of the last three years, more than 90% of the operating revenues and operating income of MCI and its subsidiaries were derived from its core business. Through its subsidiaries, MCI is the second largest carrier of long-distance telecommunication services in the United States and the third largest carrier of international long-distance telecommunication services in the world.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (UNAUDITED)(a)

     The following table sets forth the ratios of earnings to fixed charges for MCI and its subsidiaries for the periods indicated:

                                              SIX MONTHS
                                                ENDED                     YEAR ENDED
                                               JUNE 30,                  DECEMBER 31
                                             ------------    ------------------------------------
                                             1996    1995    1995    1994    1993    1992    1991
                                             ----    ----    ----    ----    ----    ----    ----
    Ratio of Earnings to Fixed Charges....   5.38    5.62    3.34    4.82    4.12    3.63    3.37

---------------

(a) For purposes of this ratio, earnings are calculated by adding fixed charges (excluding capitalized interest) to income before income taxes and extraordinary item. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense representative of an interest factor.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be added to its general corporate funds and will be used for general corporate purposes. Until so utilized, the net proceeds will be invested in income producing securities.

                                 THE SECURITIES

EXPLANATORY STATEMENT

     (Applicable to Senior Securities, Subordinated Securities and Convertible Subordinated Securities)

     The Senior Securities are to be issued under an Indenture dated as of February 17, 1995, as supplemented by Supplement No. 1 to the Indenture, dated as of October 4, 1996 (the "Senior Indenture"), between the Company and Citibank, N.A., as trustee ("Citibank"), the Subordinated Securities are to be issued under an Indenture dated as of October 15, 1989 (the "Subordinated Indenture"), between the Company and Bankers Trust Company, as trustee ("Bankers Trust"), and the Convertible Subordinated Securities are to be issued under an Indenture dated as of October 15, 1989 (the "Convertible Indenture"), between the Company and Bankers Trust, as trustee. The form of Senior Indenture, the Subordinated Indenture and the Convertible Indenture (being sometimes referred to herein collectively as the "Indentures" and, individually, as an "Indenture") are filed as exhibits to the Registration Statement relating to the Securities (the "Registration Statement"). The Indentures are subject to the provisions of the Trust Indenture Reform Act of 1990, as amended.

     The Indentures do not limit the aggregate principal amount of the Securities which may be issued thereunder and provide that the Securities may be issued in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. The Company may, from time to time, without the consent of the holders of the Securities, provide for the issuance of Securities under the Indentures in addition to the $1,200,000,000 (or the equivalent thereof in one or more foreign or composite currencies) aggregate principal amount of Securities available for issuance as of the date of this Prospectus.

     The Company's assets consist principally of the stock in its subsidiaries. Therefore, its rights and the rights of its creditors, including the holders of the Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization or otherwise will be subject to the prior claims of the subsidiary's creditors, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     The Indentures do not limit the amount of unsecured indebtedness of the Company or any subsidiary, the payment of dividends by the Company or its acquisition of any of its equity securities.

     Nothing in the Indentures or in the terms of the Securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the Subordinated Securities or the Convertible Subordinated Securities. Nothing in the Indentures affords holders of Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company. However, the Senior Indenture does contain certain restrictive covenants with respect to the business of the Company and its subsidiaries and liens on and the sale or lease of the stock or certain assets of MCI Telecommunications Corporation, a wholly-owned subsidiary of the Company, which may make more difficult or discourage any such transactions. The consummation of any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company could cause a material decline in the credit quality of the outstanding Securities. See "Description of Senior Securities -- Covenants."

     The particular terms of each series of Securities, as well as any modifications of or additions to the general terms of the Senior Securities, the Subordinated Securities or the Convertible Subordinated Securities, as described herein, which may be applicable in the case of a particular series of Securities, will be described in a Prospectus Supplement relating to such series of Securities. Accordingly, for a description of the terms of a particular series of Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Senior Securities, Subordinated Securities or Convertible Subordinated Securities, as appropriate, set forth in this Prospectus.

BEARER SECURITIES

     The Company also may offer from time to time securities in bearer form ("Bearer Securities") outside the United States at varying prices and terms. Such offerings of Bearer Securities may be separate from, or simultaneous with, offerings of Securities in the United States. The Bearer Securities are not offered by this Prospectus and may not be purchased by U.S. persons other than foreign branches of certain U.S. financial institutions. For purposes of this Prospectus, "U.S. person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust which is subject to United States income taxation regardless of its source of income.

CERTAIN DEFINITIONS

     "Contingent Obligation" means, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

     "Coupon" means any interest coupon appertaining to any Bearer Security.

     "Discount Security" means any Security that is issued with "original issue discount" within the meaning of Section 1273(a) of the Internal Revenue Code of 1986 and the regulations thereunder and any other Security designated by the Company as issued with original issue discount for United States federal income tax purposes.

     "Disposed Assets" means all assets of MCI Telecom other than cash and cash equivalents, equity investments, intercompany receivables (but only if the receivables in question are being transferred to the Company or any of its Subsidiaries), franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense, and other like intangibles (but excluding rights of way treated as assets).

     "Indebtedness" means, with respect to any Person, (a) all obligations of such Person for borrowed money (including, with limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured); (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all obligations to pay for the deferred purchase price of property or services except trade accounts payable and accrued liabilities arising in the ordinary course of business; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; and (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; provided, however, that Indebtedness shall not include obligations of a Person which are owed to a trust or other special purpose entity all of whose common equity is beneficially owned by such Person.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or segregated deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement or the filing of any financing statement naming the owner of the asset to which such Lien shall relate as debtor (other than in connection with a transaction in which such asset shall have been leased by the named debtor) under the Uniform Commercial Code or comparable law of any jurisdiction.

     "MCI Telecom" means MCI Telecommunications Corporation, a Delaware corporation, and wholly-owned subsidiary of MCI.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Stated Maturity," when used with respect to any Security or any installment of principal (including any sinking fund payment) thereof or premium thereon or interest thereon, means the date specified in such Security or Coupon, if any, representing such installment of interest, as the date on which the principal of such Security or such installment of principal, premium or interest is due and payable.

     "Subsidiary," in connection with the covenants set forth below under "Description of Senior Securities -- Covenants," means, with respect to any Person, (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and (ii) any partnership of which such Person or any Subsidiary is a general partner or any partnership more than 50% of the equity interests of which are owned, directly or indirectly, by such Person or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries.

EVENTS OF DEFAULT; RIGHTS UPON DEFAULT

     An "Event of Default" is defined in the Indentures to mean failure to pay interest when due for 30 days; failure to pay principal or premium, if any, when due; failure to make any sinking fund installment when due; failure on MCI's part to observe any of its other covenants under the Indentures (other than certain covenants solely for the benefit of holders of a different series of Securities) for a period of 90 days after notice (from the appropriate Trustee or holders of at least 25% in aggregate principal amount of the outstanding Securities of a series); and certain events of bankruptcy or reorganization of MCI. In addition, an "Event of Default" under the Senior Indenture occurs with respect to a series of Senior Securities when an event of default in respect of any Indebtedness or Contingent Obligation under which the Company or any of its subsidiaries has at the date of such event of default outstanding at least $75,000,000, or the equivalent in another currency or currencies, aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing and such Indebtedness or Contingent Obligation shall, as a result thereof, have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 30 days after notice of such acceleration shall have been given to the Company by the Trustee under the Senior Indenture (if such event be known to it), or to the Company and the Trustee under the Senior Indenture by the holders of at least 25% in aggregate principal amount of the Outstanding Securities of such series; provided, however, that if such event of default in respect of any Indebtedness or Contingent Obligation shall be remedied or cured by the Company or waived by the holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation, then, unless the Securities of such series shall have been accelerated as provided in this provision, the Event of Default under this provision by reason of such provision shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee under the Senior Indenture or any holders of the Securities of such series.

     If an Event of Default with respect to Securities of any series at the time outstanding occurs and is continuing, either the appropriate Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Securities of that series, by notice as provided in the appropriate Indenture, may declare the principal amount (or, if the Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of and all accrued but unpaid interest on all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the appropriate Trustee, the holders of a majority in aggregate principal amount of the outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration.

     The Indentures provide that the appropriate Trustee shall, within 90 days after the occurrence of a default, give to the holders of Securities notice of all uncured defaults known to it; provided that, except in the case of default in the payment of the principal of, premium, if any, or interest on any of the Securities or in the payment of any sinking fund installment, the appropriate Trustee shall be protected in withholding such notice if in good faith it determines that the withholding of such notice is in the interest of the holders of Securities.

     MCI is required, pursuant to the terms of the Indentures and applicable law, to furnish each Trustee within 120 days after the close of each fiscal year a written statement of certain of MCI's officers to the effect that they have reviewed MCI's activities and its performance under the Senior Indenture, the Subordinated Indenture or the Convertible Indenture, as the case may be, and that, to the best of their knowledge, MCI has fulfilled all its obligations under such Indenture (or, if it has not, specifying the nature and status of such default).

     In case an Event of Default shall occur (which shall not have been cured or waived), the appropriate Trustee will be required to exercise its rights and powers under the appropriate Indenture and use in such exercise the degree of care and skill of a prudent man under the circumstances in the conduct of his own affairs. Subject to such provisions, such Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request of any of the holders of Securities, unless they shall have offered to the Trustee reasonable security or indemnity. Except as specifically provided in the Indentures, nothing therein relieves a Trustee thereunder from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of each of the Indentures may be made by the Company and the appropriate Trustee with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment or principal of or interest on or sinking fund payment, on any Security, (b) reduce the principal amount of, or premium or interest on, any Security, or (c) reduce the percentage in principal amount of outstanding Securities of any series, the consent of whose holders is required for modification or amendment of an Indenture. In addition, no modification or amendment of the Convertible Indenture may, without the consent of the holder of each Convertible Subordinated Security affected thereby, adversely affect the terms of conversion of the Convertible Subordinated Securities and no modification or amendment of the Subordinated Indenture or the Convertible Indenture may, without the written consent of each holder of Senior Indebtedness (as defined in each such Indenture as set forth below), modify, directly or indirectly, the subordination provisions therein or the definition of Senior Indebtedness in any manner that might alter or impair the subordination of the Subordinated Securities (and any Coupons appertaining thereto) or the Convertible Subordinated Securities.

     No modification or amendment of the Senior Indenture or the Subordinated Indenture may, without the consent of the holder of each outstanding Security affected thereby, (a) change the Stated Maturity of or reduce the amount of any payment to be made with respect to a Coupon, (b) change any obligation of the Company to pay additional interest contemplated by the Indentures, (c) reduce the amount of principal of a Discount Security payable upon acceleration of the maturity thereof, (d) change the currency in which any Security or any premium or interest thereon is denominated or payable, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Security after the Stated Maturity or date or redemption, (f) reduce the percentage in principal amount of outstanding Securities of any series, the consent of whose holders is required for waiver of compliance with certain provisions of any such Indentures or for waiver of certain defaults, (g) limit any obligation of the Company to maintain a paying agency outside the United States for payment on Bearer Securities, (h) limit the obligation of the Company to redeem certain Bearer Securities or Coupons the beneficial owners of which are required by United States law to disclose their nationality, residence or identity, or (i) modify any of the provisions set forth in this paragraph or in the preceding paragraph and regarding the waiver of past defaults except to increase any such percentage.

     The holders of not less than a majority in principal amount of the outstanding Securities of each series may, on behalf of all holders of Securities of that series and any Coupons appertaining thereto, waive any past default under the appropriate Indenture with respect to Securities of that series, except a default (a) in the payment of principal of, or any premium on or any interest on, any Security of such series or in the payment of a related Coupon or (b) in respect of a covenant or provision of such Indenture which cannot be modified or amended without the consent of the holder of each outstanding Security of such series affected.

     The Indentures will provide that in determining whether the holders of the requisite principal amount of the outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder (i) the principal amount of any Discount Security deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, and (ii) the principal amount of a Security denominated in other than U.S. dollars will be the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the principal amount of such Security.

     A meeting may be called at any time by the appropriate Trustee, or upon the request of the Company or the holders of at least 10% in principal amount of the outstanding Securities of a series, in any such case upon notice given in accordance with the appropriate Indenture. Except as limited by the proviso in the fourth preceding paragraph and by the third preceding paragraph, any resolution presented at a meeting may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Securities of that series: provided, however, that, except as limited by the proviso in the fourth preceding paragraph and by the third preceding paragraph, any resolution with respect to any demand, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is more or less than a majority, in principal amount of outstanding Securities of a series may be adopted at a meeting by the affirmative vote of the holders of at least such specified percentage in principal amount of the outstanding Securities of that series.

THE TRUSTEES UNDER THE INDENTURES

     Citibank participates with a group of banks in a Revolving Credit Agreement with the Company. As of June 30, 1996, Citibank had no loans outstanding to MCI under this facility. Citicorp Securities, Inc., an affiliate of Citibank, and Citibank serve as dealer and issuing and paying agent, respectively, for MCI's commercial paper program. In addition, MCI maintains depository accounts with Citibank and Citicorp Securities, Inc. serves as an Agent under MCI's medium-term note program.

     Bankers Trust has been a dealer in connection with certain short-term investments made by MCI.

     Both Citibank and Bankers Trust are customers of MCI. Citicorp, the parent of Citibank, is one of MCI's ten largest customers by revenue.

                        DESCRIPTION OF SENIOR SECURITIES

  REFERENCE IS MADE TO THE EXPLANATORY STATEMENT COMMENCING ON PAGE 4 OF THIS
                                   PROSPECTUS

     The Senior Securities are to be issued under the Senior Indenture. The following description of the Senior Indenture and the Senior Securities and summaries of certain provisions thereof do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Senior Indenture and the Senior Securities, including the definitions therein of certain terms. Wherever particular sections of, or terms defined in, the Senior Indenture are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

     The Senior Indenture provides that there may be more than one trustee under the Senior Indenture, each with respect to one or more different series of Senior Securities. In the event that there is more than one trustee under the Senior Indenture, the powers and trust obligations of each trustee as described herein shall extend only to the one or more series of Senior Securities for which it is trustee. The effect of the provisions contemplating that at a particular time there might be more than one trustee acting is that, in that event, those Senior Securities (whether of one or more than one series) for which each trustee is acting would be treated as if issued under a separate indenture.

     The Senior Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and premium, if any, and interest, if any, on each series of Senior Securities will be payable, and the Senior Securities will be exchangeable and transfers thereof will be registrable, at the office of Citibank at 111 Wall Street, Fifth Floor, New York, New York 10043, provided that, unless other arrangements are made, payments of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register.

LIMITATIONS ON CONSOLIDATION AND MERGER

     MCI may not, nor shall it permit MCI Telecom to, merge, consolidate or combine directly or indirectly with or into any Person, except (a) MCI Telecom may merge, consolidate or combine with or into any other Person, if immediately after giving effect thereto, (i) no Event of Default, and no event which, after notice or lapse of time or both, would constitute an Event of Default, would exist, and (ii) MCI Telecom shall be the surviving corporation in such merger, consolidation or combination, or the successor entity is a corporation organized and existing under the laws of the United States of America or any political subdivision or State thereof, and (b) MCI may merge, consolidate or combine with another entity if (i) MCI shall be the corporation surviving the merger, or the corporation into which the Company shall be merged or formed by any such consolidation is a corporation organized and existing under the laws of the United States of America or any political subdivision or State thereof and expressly assumes MCI's obligations on all the Securities and any Coupons relating thereto and under the Senior Indenture, and (ii) if immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would constitute an Event of Default, would exist.

COVENANTS

     Maintenance of Telecommunications Business. MCI shall maintain the business of providing telecommunications services as a principal business of the Company and its Subsidiaries taken as a whole and shall cause MCI Telecom to maintain such business as its principal business.

     Limitation on Liens. From and after the date of the first issuance of Securities under the Senior Indenture, MCI may not directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any of the capital stock of MCI Telecom, nor shall it permit MCI Telecom to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property or assets, whether owned as of such date or thereafter acquired, unless the Senior Securities then outstanding shall be equally and ratably secured with any other obligation or indebtedness so secured, except for any of the following: (a) any Lien existing on the property of MCI Telecom on the date of the first issuance of Securities under the Senior Indenture securing Indebtedness outstanding on such date; (b) Liens for taxes, assessments or other governmental charges which are not delinquent or remain payable without material penalty, or the validity of which is contested in good faith by appropriate proceedings (to the extent that it would be appropriate to contest the levy or imposition of such tax as an alternative to payment) upon stay of execution or the enforcement thereof and for which adequate reserves or other appropriate provision has been made in accordance with generally accepted accounting principles; (c) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not material or, if material, are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; (d) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and do not materially detract from the overall value to MCI Telecom of all property and assets of MCI Telecom subject to such Liens or interfere with the ordinary conduct of the business of MCI Telecom; (g) Liens on assets which shall be acquired by MCI Telecom either directly or through the acquisition of the owner of such assets after the date of the first issuance of Securities under the Senior Indenture, if such Liens shall have existed at the time the assets or the owner of such assets were acquired and shall not have been created in anticipation thereof by or with the agreement of MCI Telecom; (h) Liens on assets (other than current assets) which shall be acquired by MCI Telecom after the date of the first issuance of Securities under the Senior Indenture, if such Liens shall have been created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost of the acquisition of such assets or shall otherwise be created in anticipation of such acquisition by or with the agreement of MCI Telecom; and (i) Liens not otherwise permitted hereunder securing obligations of MCI Telecom in an aggregate amount not to exceed an amount equal to 10% of the total assets of MCI Telecom at any time, provided that, at the time any such Lien is created or incurred, the aggregate book value of the assets subject to such Lien shall not exceed an amount equal to 125% of the amount of the obligation secured by such assets.

     As of June 30, 1996, the book value of the assets of MCI Telecom, after elimination of intercompany balances, represented more than 80% of the consolidated assets of the Company.

     Limitation on Sales and Leases of Assets. From and after the date of the first issuance of Securities under the Senior Indenture, MCI may not, directly or indirectly, sell, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any of the shares of capital stock of MCI Telecom, nor shall MCI permit MCI Telecom to, directly or indirectly, sell, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or a material part of the assets, business or property of MCI Telecom (including, without limitation, accounts and notes receivable, with or without recourse), whether owned as of such date or thereafter acquired, or enter into any agreement to do any of the foregoing, except any of the following; (a) dispositions by MCI Telecom of obsolete or worn-out property or real property no longer used or useful in its business; (b) sales to local exchange carriers, with or without recourse, of customer receivables in the ordinary course of business; (c) dispositions of assets acquired, either directly or through the acquisition of the owner of such assets, after the date of the first issuance of Securities under the Senior Indenture, provided, that each such disposition shall be for fair and adequate consideration; and (d) dispositions (including, without limitation, sales pursuant to sale-leaseback transactions) by MCI Telecom not otherwise permitted hereunder which are made for fair market value, provided that the book value of all Disposed Assets disposed of after the date of the first issuance of Securities under the Senior Indenture does not exceed 25% of the greater of (i) the book value of the assets of MCI Telecom as of December 31, 1995 and (ii) the book value of the assets of MCI Telecom as of the date of the most recent financial statements furnished to Citibank.

                     DESCRIPTION OF SUBORDINATED SECURITIES

  REFERENCE IS MADE TO THE EXPLANATORY STATEMENT COMMENCING ON PAGE 4 OF THIS
                                   PROSPECTUS

     The Subordinated Securities are to be issued under the Subordinated Indenture. The following description of the Subordinated Indenture and summaries of certain provisions thereof do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Subordinated Indenture, including the definitions therein of certain terms. Wherever particular sections of, or terms defined in, the Subordinated Indenture are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

     The Subordinated Indenture provides that there may be more than one trustee under the Subordinated Indenture, each with respect to one or more different series of Subordinated Securities. In the event that there is more than one trustee under the Subordinated Indenture, the powers and trust obligations of each trustee as described herein shall extend only to the one or more series of Subordinated Securities for which it is trustee. The effect of the provisions contemplating that at a particular time there might be more than one trustee acting is that, in that event, those Subordinated Securities (whether of one or more than one series) for which each trustee is acting would be treated as if issued under a separate indenture.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of, premium, if any, and interest, if any, for each series of Subordinated Securities will be payable, and the Subordinated Securities will be exchangeable and transfers thereof will be registrable, at the office of Bankers Trust at Four Albany Street, New York, New York 10006, provided that, unless other arrangements are made, payments of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register.

LIMITATIONS ON CONSOLIDATION, MERGER AND SALE OF ASSETS

     MCI may not consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, unless (a) the successor entity is a corporation organized and existing under the laws of the United States of America or any political subdivision or State thereof and expressly assumes MCI's obligations on all the Securities and Coupons relating thereto and under the Subordinated Indenture; and (b) after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would occur and be continuing.

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness of MCI, whether outstanding on the date of the Subordinated Indenture or thereafter incurred. Senior Indebtedness is defined in the Subordinated Indenture as any liability or obligation of MCI (whether incurred directly by MCI, by assumption or otherwise) (i) for money borrowed (except as indicated below), or (ii) arising under a lease of property, equipment or other assets which, pursuant to generally accepted accounting principles then in effect, is classified upon the balance sheet of MCI or any subsidiary of MCI as a liability of MCI or such subsidiary, or (iii) arising under an express written guaranty by MCI of the liability or obligation of another (including any subsidiary of MCI) of the type described in clauses (i) or (ii) above, or (iv) arising under an express written guaranty by MCI of the liability or obligation of another (including any subsidiary of MCI), where the liability or obligation of MCI is, by the express terms of the guaranty, superior in right of payment to the Subordinated Securities, or (v) created, incurred or assumed by MCI in connection with the acquisition of any other business, where, but only if, the liability or obligation of MCI is, by the express terms of the agreement or instrument creating or evidencing such liability or obligation of MCI, superior in right of payment to the Subordinated Securities, unless, in each such case, it is provided in the agreement or instrument creating or evidencing such liability or obligation of MCI or pursuant to which such liability or obligation is outstanding, that such liability or obligation is not superior in right of payment to any Subordinated Securities. Any Convertible Subordinated Securities issued under the Convertible Indenture do not constitute Senior Indebtedness with respect to the Subordinated Securities and will rank on a parity with the Subordinated Securities in right of payment.

     By reason of the subordination described above, in the event of insolvency, creditors of MCI who are not holders of Senior Indebtedness or of the Subordinated Securities may recover less, ratably, than holders of Senior Indebtedness, and may recover more, ratably, than the holders of the Subordinated Securities. As of June 30, 1996, the aggregate amount of Senior Indebtedness was approximately $3,908 million. See also "The Securities -- Explanatory Statement".

               DESCRIPTION OF CONVERTIBLE SUBORDINATED SECURITIES

  REFERENCE IS MADE TO THE EXPLANATORY STATEMENT COMMENCING ON PAGE 4 OF THIS
                                   PROSPECTUS

     The Convertible Subordinated Securities are to be issued under the Convertible Indenture. The following description of the Convertible Indenture and summaries of certain provisions thereof do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Convertible Indenture, including the definitions therein of certain terms. Wherever particular sections of, or terms defined in, the Convertible Indenture are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

     The Convertible Indenture provides that there may be more than one trustee under the Convertible Indenture, each with respect to one or more different series of Convertible Subordinated Securities. In the event that there is more than one trustee under the Convertible Indenture, the powers and trust obligations of each trustee as described herein shall extend only to the one or more series of Convertible Subordinated Securities for which it is trustee. The effect of the provisions contemplating that at a particular time there might be more than one trustee acting is that, in that event, those Convertible Subordinated Securities (whether of one or more than one series) for which each trustee is acting would be treated as if issued under a separate indenture.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of, premium, if any, and interest, if any, for each series of Convertible Subordinated Securities will be payable, and the Convertible Subordinated Securities will be exchangeable, transfers thereof will be registrable and may be presented for conversion, at the office of Bankers Trust at Four Albany Street, New York, New York 10006, provided that, unless other arrangements are made, payments of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register.

LIMITATIONS ON CONSOLIDATION, MERGER AND SALE OF ASSETS

     MCI may not consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, unless (a) the successor entity is a corporation organized and existing under the laws of the United States of America or any political subdivision or State thereof and expressly assumes MCI's obligations on all the Securities and Coupons relating thereto and under the Convertible Indenture and
(b) after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would occur and be continuing.

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the Convertible Subordinated Securities will be subordinated in right of payment, as set forth in the Convertible Indenture, to the prior payment in full of all Senior Indebtedness of MCI, whether outstanding on the date of the Subordinated Indenture or thereafter incurred. Senior Indebtedness is defined in the Convertible Indenture as any liability or obligation of MCI (whether incurred directly by MCI, by assumption or otherwise) (i) for money borrowed (except as indicated below), or (ii) arising under a lease of property, equipment or other assets which, pursuant to generally accepted accounting principles then in effect, is classified upon the balance sheet of MCI or any subsidiary of MCI as a liability of MCI or such subsidiary, or (iii) arising under an express written guaranty by MCI of the liability or obligation of another (including any subsidiary of MCI) of the type described in clauses (i) or (ii) above, or (iv) arising under an express written guaranty by MCI of the liability or obligation of another (including any subsidiary of MCI), where the liability or obligation of MCI is, by the express terms of the guaranty, superior in right of payment to the Convertible Subordinated Securities, or (v) created, incurred or assumed by MCI in connection with the acquisition of any other business, where, but only if, the liability or obligation of MCI is, by the express terms of the agreement or instrument creating or evidencing such liability or obligation of MCI, superior in right of payment to the Convertible Subordinated Securities, unless, in each such case, it is provided in the agreement or instrument creating or evidencing such liability or obligation of MCI or pursuant to which such liability or obligation is outstanding, that such liability or obligation is not superior in right of payment to any Convertible Subordinated Securities. Any Subordinated Securities issued under the Subordinated Indenture do not constitute Senior Indebtedness with respect to the Convertible Subordinated Securities and will rank on a parity with the Convertible Subordinated Securities in right of payment.

     By reason of the subordination described above, in the event of insolvency, creditors of MCI who are not holders of Senior Indebtedness or of the Convertible Subordinated Securities may recover less, ratably, than holders of Senior Indebtedness, and may recover more, ratably, than the holders of the Convertible Subordinated Securities. As of June 30, 1996, the aggregate amount of Senior Indebtedness was approximately $3,908 million. See "The Securities -- Explanatory Statement".

CONVERSION

     If any Convertible Subordinated Security is to be issued, certain terms and provisions with respect thereto will be set forth in a Convertible Subordinated Security Prospectus Supplement (a "Convertible Prospectus Supplement"). To the extent that the description set forth herein is inconsistent with such terms and provisions, such terms and provisions shall govern with respect to any Convertible Subordinated Security.

     Except as set forth in the applicable Convertible Prospectus Supplement, the holders of Convertible Subordinated Securities will be entitled at any time on or prior to the close of business on the date set forth in the applicable Convertible Prospectus Supplement, subject to prior redemption, to convert such Convertible Subordinated Securities or portions thereof (which are $1,000 or integral multiples thereof) into Common Stock of the Company at the conversion price set forth on the cover page of such Convertible Prospectus Supplement. No adjustment will be made on conversion of any Debenture for interest accrued thereon or for dividends on any Common Stock issued. If any Convertible Subordinated Security is converted between a record date for the payment of interest and the next succeeding interest payment date, such Convertible Subordinated Security must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. The Company is not required to issue fractional interests in Common Stock upon conversion of Convertible Subordinated Securities and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion. In the case of Convertible Subordinated Securities called for redemption, conversion rights will expire at the close of business on the redemption date.

     Also except as set forth in the applicable Convertible Prospectus Supplement, the conversion price is subject to adjustment as set forth in the Convertible Indenture in certain events, including the issuance of dividends on the Company's Common Stock payable in its Common Stock: subdivisions, combinations and certain reclassifications of the Common Stock; certain consolidations, mergers and sales of the property of the Company; the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for Common Stock at less than the then current market price (as defined) of the Common Stock; and the distribution to all holders of Common Stock of evidences of indebtedness or of securities of the Company or of assets (other than cash dividends or cash distributions payable out of consolidated net earnings or retained earnings). No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the price then in effect; provided however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right to purchase any of the foregoing, in exchange for cash, property or services. The Convertible Indenture will provide that in case of the reclassification or change in the outstanding shares of Common Stock, or the consolidation or merger of the Company with or into another corporation which is effected in such a way that holders of Common Stock are entitled to receive stock, securities or property (including cash) with respect to or in exchange for Common Stock, or the sale of conveyance of its property as an entirety or substantially as an entirety to another corporation, a supplemental indenture shall be executed providing that the holder of a Convertible Subordinated Security shall have the right to convert such Convertible Subordinated Security into the kind and amount of shares, of stock or other securities or property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which would have been issuable upon conversion of such Convertible Subordinated Security immediately prior thereto.

     Except as set forth in the applicable Convertible Prospectus Supplement, any Convertible Subordinated Securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of such Convertible Subordinated Securities at the redemption price by one or more broker-dealers or other purchasers who may agree with the Company to purchase such Convertible Subordinated Securities and convert them into Common Stock of the Company.

     In the event of a taxable distribution to holders of Common Stock which results in an adjustment of the conversion price, the holders of the Convertible Subordinated Securities may, in certain circumstances, be deemed to have received a distribution subject to Federal income tax as a dividend. See the Prospectus Supplement or Supplements relating to such Securities.

DESCRIPTION OF CAPITAL STOCK

     MCI has authority to issue 2,550,000,000 shares of capital stock, par value $.10 per share, consisting of 2 billion shares of Common Stock, 500 million shares of Class A Common Stock ("Class A Common Stock") and 50 million shares of Preferred Stock ("Preferred Stock"). At June 30, 1996, there were 552 million shares of Common Stock outstanding (net of treasury shares), 88 million shares of Common Stock contingently issuable upon the exercise of options, 136 million shares of Class A Common Stock outstanding and no shares of Preferred Stock outstanding. The board of directors of MCI has authority (without action by its stockholders) to issue the authorized and unissued Preferred Stock in one or more series and, within certain limitations, to determine the voting rights, preferences as to dividends and in liquidation, conversion and other rights of each such series.

     Dividend Rights. Dividends may be paid on the Common Stock out of funds legally available therefor when, as and if declared by MCI's board of directors. Since May 1990, the board of directors has declared semi-annual cash dividends (adjusted for the effect of a two-for-one stock split in July 1993) of $.025 per share of Common Stock. The holders of Class A Common Stock are entitled to receive out of funds legally available therefor when, as and if declared by MCI's board of directors, dividends equal to the aggregate per share amount of any dividend (other than a dividend payable in shares of Common Stock) paid on the Common Stock, and MCI shall declare and pay such a dividend on the Class A Common Stock at the same times that it declares and pays any dividend on the Common Stock.

     Voting Rights. On all propositions except the election of directors, holders of Common Stock and Class A Common Stock may cast one vote for each share on any matter in respect of which the holders of Common Stock are entitled to vote and the holders of Common Stock and Class A Common Stock vote together as a single class.

     MCI's board of directors consists of twelve persons, of whom two are presently elected by the holders of Class A Common Stock. The holders of the Class A Common Stock, voting together with the holders of any series of Preferred Stock that is accorded the right (the "Class A Preferred Stock", and together with the Class A Common Stock, the "Class A Shares") as a separate class, are entitled to elect a percentage of the total number of directors (the "Class A Directors") that is equal to the percentage of the total voting power of all voting securities of MCI that is represented by the Class A Shares, except that if the Class A Shares' voting power represents between 15% and 20% of the total voting power of all voting securities, the holders of Class A Shares are entitled to elect 20% of the total number of directors. As of the date of this Prospectus, all of the outstanding shares of Class A Common Stock are owned by British Telecommunications plc ("BT"). The Class A Directors are elected for a one year term. The holders of Class A Shares may remove any Class A Director by the affirmative vote of (i) not less than four-fifths of the holders of all outstanding shares entitled to vote thereto if for cause, or (ii) not less than a majority of the outstanding shares of Class A Common Stock if without cause provided that, if less than all Class A Directors are to be removed, no Class A Director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of all Class A Directors.

     The balance of MCI's board of directors is divided into three classes, each class as nearly equal in number to the other classes as the then total number of directors (excluding the Class A Directors) permits. As of the date of this Prospectus, two of the three classes each have four directors and one class has three directors. The members of each class of directors are elected for three-year terms by the holders of Common Stock. In voting upon the election of these directors, voting is cumulative. Each holder of Common Stock has the right to cast as many votes in the aggregate as equals the number of votes to which that stockholder is entitled on other matters multiplied by the number of directors to be elected to the classes. Each holder of Common Stock may cast the whole number of votes for one candidate or may distribute votes among the candidates, as he or she chooses. The holders of Common Stock may remove any director (excluding Class A Directors) for cause by an affirmative vote of four-fifths of the outstanding shares of Common Stock.

     MCI's Certificate of Incorporation provides that so long as any shares of Class A Common Stock are outstanding, MCI shall not, without the written consent or affirmative vote of the holders of a majority of the shares of Class A Common Stock (a) amend its Certificate of Incorporation so as to affect adversely the rights of holders of Class A Common Stock; (b) effect any Business Combination (as defined in the Certificate of Incorporation) prior to September 30, 1998;
(c) issue any series or class of capital stock having either (i) more than one vote per share (other than pursuant to the Rights Plan described below), or (ii) a class vote on any matter, except as required by Delaware corporate law or to the extent holders of Preferred Stock may have the right, voting separately as a class, to elect a number of directors upon the occurrence of a default in payment of dividends or redemption price; (d) adopt a stockholder rights plan or amendment of the Rights Plan that would adversely affect any holder of Class A Common Stock in relation to the Rights Plan; (e) issue, subject to certain exceptions, voting securities representing voting power in excess of (i) 10% of the aggregate voting power of MCI's outstanding voting securities as of the date of such issuance, or (ii) 15% of the aggregate voting power of the average number of MCI's voting securities outstanding over a rolling three-year period;
(f) issue voting securities (other than issuances (i) on a pro rata basis to all holders of a class or series of capital stock, (ii) upon the exercise of Rights under the Rights Plan, or (iii) upon exercise of any option or options to purchase voting securities granted in connection with the execution of a definitive agreement providing for any business combination) to any person (other than a holder of Class A Common Stock) that beneficially owns, or as a result thereof would beneficially own, more than 5% of MCI's then outstanding voting securities, and transactions with any person that beneficially owns more than 5% of MCI's then outstanding shares of capital stock, other than transactions (i) applicable on an equal basis to all holders of a class or series of stock generally, (ii) in accordance with the Rights Plan, or (iii) relating to any business combination effected after September 30, 1998; (g) effect any single or related series of acquisitions of businesses or assets or, with certain exceptions, investments therein pursuant to which the aggregate purchase price paid will exceed 20% (or 5% if such acquisition or investment is in a business unrelated to all telecommunications and other electronic information services and equipment for the provision of such services including, without limitation, all forms of telecommunications access and egress (landline and wireless), and value-added consumer and business services generated through or as a result of underlying telecommunications services using all technology (voice, data and image) and physical transport, network intelligence, and software applications, and including, without limitation, (i) information processing, (ii) systems integration and outsourcing, (iii) transaction processing and (iv) cable television) of the market capitalization of MCI at the time MCI executes a definitive agreement to effect such acquisition or investment; (h) except for a sale of all or substantially all of the assets of MCI, effect any single or related series of sales, transfer or other dispositions or encumbrances of assets having a fair market value in excess of 15% of the aggregate fair market value of MCI's total assets at the time MCI executes a definitive agreement to effect such transaction; (i) incur indebtedness for money borrowed that would cause MCI's ratio of debt-to-total capitalization to exceed 65%; and (j) declare any extraordinary cash dividends or other distribution to holders of any class or classes, and/or any series thereof, of capital stock in excess of 5% of MCI's market capitalization at the time of such dividend or other distribution.

     MCI's Certificate of Incorporation also requires the written request of the holders of not less than two-thirds of the outstanding shares entitled to vote in the elections of directors to call a special meeting of stockholders and the affirmative vote of not less than four-fifths of the outstanding shares (a) to make, alter, amend or repeal by-laws by stockholder action; or (b) to effect any changes in the provisions of the Certificate of Incorporation relating to (i) cumulative voting; (ii) the making, altering, amending or repealing of by-laws by stockholder action, and (iii) the calling of special meetings by stockholders. MCI's by-laws require that notice of any proposed nominations for election of directors (other than by the board itself) be given to MCI not less than 60 days prior to the first anniversary of the date of the last meeting of stockholders at which directors were elected.

     Liquidation Rights and Other Provisions. After distribution in full of the preferential amount to be distributed to the holders of any outstanding Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding-up of MCI, the holders of Common Stock and Class A Common Stock are entitled to receive pro rata, on a share-for-share basis, the remaining assets of MCI available for distribution to stockholders.

     The Common Stock has no preemptive or conversion rights. The Common Stock and Class A Common Stock are not redeemable (and there are no sinking fund provisions therefor), except in the event that a holder whose continued holding of such stock, in the judgment of the board of directors, may result in the loss of or failure to secure the renewal of any license or franchise from any governmental agency held by MCI to conduct its business, which license or franchise is conditioned upon some or all of the holders of the stock of MCI possessing prescribed qualifications. All outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Convertible Subordinated Securities will be, when issued pursuant to the terms of the Convertible Indenture, fully paid and not liable for further calls or assessments.

     The Class A Common Stock has no preemptive rights, except that if MCI issues voting securities, BT, so long as BT's aggregate voting power of all outstanding voting securities of MCI is at least 10%, will have the right, exercisable in whole or in part, to acquire from MCI an amount of such voting securities to maintain its aggregate voting power at the same percentage prior to the issuance of such voting securities; provided, however, such equity purchase right will not apply (i) to grants of any options or any other rights to acquire voting securities pursuant to MCI's employee benefit plans, (ii) upon the exercise or exchange of any Rights, (iii) to issuances of shares of Common Stock upon the conversion or exercise of any options, warrants, rights or other securities convertible into or exercisable for Common Stock that are outstanding as of September 30, 1994 to the extent that an equal number of outstanding shares of Common Stock are repurchased by MCI through open market purchases or otherwise within 90 days after the time that BT would otherwise be entitled to equity purchase rights, (iv) upon the conversion or exercise of any options, warrants, rights or other securities convertible into or exercisable for such voting securities, the issuance of which was subject to this equity purchase right, (v) to certain de minimis offerings for consideration other than cash,
(vi) to the reissuance of such voting securities purchased by MCI subsequent to September 30, 1994, (vii) issuances of any voting securities to BT or any of its affiliates and (viii) any pro rata stock split, stock dividend, or other combination or reclassification of any capital stock of MCI. The Class A Common Stock is automatically converted into Common Stock on a one-for-one basis if (i) it is transferred to a party not affiliated with BT, (ii) the voting power of the Class A Common Stock becomes less than 10% of the total voting power of all outstanding voting securities of MCI, or (iii) if the holders of Class A Common Stock have transferred more than 25% of their voting securities of MCI and hold less than 15% of the total voting power of all outstanding voting securities of MCI, or upon the occurrence of certain other events.

     Rights Plan. On September 7, 1994, the board of directors of MCI declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock and Class A Common Stock (collectively, the "Common Shares") to the holders of record on October 11, 1994. Prior to the earlier of (i) the Distribution Date (as defined below), (ii) the redemption of the Rights and (iii) the expiration of the Rights and, in some instances, after the Distribution Date and prior to the earlier of the redemption of the Rights and the expiration of the Rights, the Rights will also be attached to all future issuances of Common Shares. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series E Junior Participating Preferred Stock, par value $.10 per share (the "Preferred Shares"), of MCI at an initial price of $100 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.

     The Rights will become exercisable on the date (the "Distribution Date") that is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 10% or more of the outstanding Common Shares (more than 20.1% of the outstanding Common Shares in the case of share acquisitions by BT), subject to certain exceptions, (an "Acquiring Person"), or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding Common Shares (more than 20.1% of the outstanding Common Shares in the case of a tender offer or exchange offer commenced or announced by BT). BT is not deemed an Acquiring Person solely by virtue of the shares of Class A Common Stock it presently owns.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right (other than Rights beneficially owned by the Acquiring Person, which will become void), will thereafter have the right, subject to certain restrictions, to receive upon exercise in lieu of Preferred Shares that number of shares of Common Stock (or, at the option of MCI, that number of one-hundredth of Preferred Shares) determined as set forth in the Rights Plan.

     In the event that, after a person or group has become an Acquiring Person, MCI is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value equal to two times the exercise price of the Right.

     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in preferred shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

     Prior to the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Share certificates issued upon transfer or new issuances of Common Shares will contain a notation incorporating the Rights by reference.

     The Rights are not exercisable prior to the Distribution Date. The Rights will expire on September 30, 2004, unless extended or unless the Rights are earlier redeemed or exchanged by MCI.

     At any time prior to the time an Acquiring Person becomes such, the board of directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right, provided that pursuant to MCI's Certificate of Incorporation, until September 30, 1998, so long as any shares of Class A Common Stock remain outstanding, such redemption will also require the affirmative vote of the holders of 75% of all the Company's outstanding voting securities. In addition, until September 30, 2004, MCI has agreed with BT that, without BT's consent, it will not redeem the Rights unless it has followed certain auction procedures.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of MCI, including, without limitation, the right to vote or to receive dividends.

     For a full description of the existing provisions of the MCI capital stock and the Rights, reference is made to the actual provisions of the Certificate of Incorporation, by-laws and Rights Plan of MCI which have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus is a part. The foregoing summary of MCI's capital stock and the Rights Plan is subject to, and qualified in its entirety by, such reference.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of certain additional United States federal income tax consequences of the ownership and disposition of the Securities. The discussion only addresses the tax consequences to persons who hold the Securities as capital assets and does not deal with special classes of holders, such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations or persons holding Securities as a hedge against currency risks. In addition, the discussion does not address the tax consequences of the ownership and disposition of any specific series of Securities, which consequences may be affected by the particular terms of such series of Securities, and may require additional discussion in a Prospectus Supplement relating to such series of Securities. In particular, the discussion does not address the tax consequences of Securities that are denominated in, or indexed to, currencies other than the United States dollar or Securities that are convertible into Common Stock of the Company. In all cases, persons considering the purchase of Securities should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDER

     A United States Holder is a holder that is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. As used herein, the term "Non-United States Holder" means a holder that is not a United States Holder.

     Payments of Interest. Interest on a Security (other than interest included in the stated redemption price at maturity of a Discount Security, described below) will be taxable to a United States Holder as ordinary interest income at the time it is accrued or is paid in accordance with the United States Holder's method of accounting for tax purposes.

     Original Issue Discount Securities. The following summary is a general discussion of the United States federal income tax consequences to United States Holders of Securities issued at an original issue discount ("Discount Securities").

     For United States federal income tax purposes, the excess of the stated redemption price at maturity of a Discount Security over its issue price (defined as the first price at which a substantial amount of the issue of Discount Securities is sold for money) will be original issue discount if such excess equals or exceeds 1/4 of 1 percent of the stated redemption price at maturity of such Discount Security multiplied by the number of complete years to its maturity. The stated redemption price at maturity of a Discount Security includes its principal amount and all payments provided by the Discount Security other than payments of "qualified stated interest". The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the Company) at least annually at a single fixed rate. Special rules apply to determine qualified stated interest and original issue discount with respect to debt instruments that provide for stated interest at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate. A "qualified floating rate" is any floating rate where variations in such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated, as well as certain multiples of a qualified floating rate. An "objective rate" is a rate that is not itself a qualified floating rate but that is determined using a single fixed formula and that is based on objective financial or economic information, provided that such information is neither within the control of the issuer (or a related party) nor unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock. A "qualified inverse floating rate" is an objective rate that is equal to a fixed rate minus a qualified floating rate, where variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. A Security which has an issue price not less than its principal amount may, nonetheless, be considered to have original issue discount. If interest is included in the stated redemption price at maturity, it will be accounted for under the original issue discount rules, rather than the holder's method of accounting.

     United States Holders of Discount Securities will have to include original issue discount in income before the receipt of cash attributable to such income. The amount of original issue discount includible in income by the initial holder of a Discount Security and, subject to an adjustment, by any subsequent holder is the sum of the daily portions of original issue discount with respect to the Discount Security for each day during the taxable year or portion of the taxable year on which such holder holds the Discount Security. The daily portion is determined by allocating to each day of the relevant "accrual period" a pro rata portion of an amount equal to the excess of (i) the product of (a) the "adjusted issue price" of the Discount Security at the beginning of that accrual period, and (b) the "yield to maturity" of the Discount Security (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over (ii) the sum of the qualified stated interest payments, if any, payable during such accrual period. For these purposes, an "accrual period" is an interval of time with respect to which the accrual of original issue discount is measured. Accrual periods may be of any length and may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The "adjusted issue price" of the Discount Security at the beginning of any accrual period is the issue price of such Discount Security plus the accrued original issue discount for each prior accrual period, reduced by any payments made on the Discount Security other than payments of qualified stated interest. Under these rules, United States Holders may have to include in income increasingly greater amounts of original issue discount in successive accrual periods. The computation of original issue discount on a Discount Security that is subject to repayment at the option of the Holder or redemption at the option of the Company may be affected by rules presuming the option to be exercised, with the result that the original issue discount may be accrued as income over a shorter period.

     United States Holders may, subject to certain limitations and exceptions, elect to include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount.

     Acquisition Premium. If a United States Holder purchases a Discount Security at a premium, i.e., at a price in excess of the adjusted issue price, the amount includible in income in each taxable year as original issue discount is reduced by an amount equal to the original issue discount (as otherwise determined) multiplied by a fraction, the numerator of which is such excess and the denominator of which is the original issue discount for the period to maturity after the Holder's purchase. If a United States Holder purchases a Discount Security at a price in excess of its stated redemption price at maturity, such excess may be deductible as amortizable bond premium (discussed below).

     Short-Term Obligations. In general, an individual or other cash method United States Holder of any Discount Security that matures one year or less from the date of its issuance (a "Short-Term Obligation") is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. United States Holders who report income for federal income tax purposes under the accrual method and certain other United States Holders, including banks and dealers in securities, are required to accrue the original issue discount on such Discount Securities on a straight-line basis, unless an election is made to accrue the original issue discount under the constant yield method based on daily compounding. In the case of a United States Holder not required and not electing to include the original issue discount in income currently, any gain realized on the sale or maturity of a Short-Term Obligation will be ordinary income to the extent of the original issue discount accrued on a straight-line basis through the date of sale or maturity. United States Holders who are not required and do not elect to accrue the original issue discount on a Short-Term Obligation will be required to defer deductions for interest on borrowings allocable to such a Short-Term Obligation in an amount not exceeding the accrued discount until such accrued discount is included in income.

     Amortizable Bond Premium. If a United States Holder of a Security purchases it at a cost which is in excess of its stated redemption price at maturity, the excess cost may be deductible by the purchaser as "amortizable bond premium" on a constant yield basis over the remaining term of the Security. The deduction is available only if an election is made by the purchaser or is in effect. The election applies to all debt instruments held or subsequently acquired by the electing purchaser. Amortizable bond premium must be treated as an offset to interest income on the Security acquired, rather than as a separate deduction. An electing purchaser's tax basis in a Security is reduced by the amount of bond premium amortized with respect to the Security.

     Market Discount. If a United States Holder of a Security (including, in some instances, an initial holder) purchases it at a "market discount" and thereafter realizes gain upon a disposition or a retirement of the Security, the lesser of such gain or the portion of the market discount that accrues on a straight-line basis (or, if the holder so elects, on a constant interest rate basis) while the Security was held by such holder will be treated as ordinary interest income at the time of such disposition or retirement. In addition, a holder may be required to include in gross income, as ordinary interest income, accrued market discount to the extent of partial principal payments received with respect to the Security. In such case, the amount of accrued market discount to be recognized at the time of the disposition or retirement of the Security will be reduced accordingly.

     "Market discount" is the amount by which (i) the revised issue price of a Discount Security (i.e., the issue price increased by the sum of daily portions of original issue discount for each prior accrual period), or (ii) the principal amount (or the issue price, in the case of an initial holder) of a Security not issued at a discount, exceeds the holder's basis in such Security immediately after acquisition. The market discount will be deemed to be zero, however, if it is less than 1/4 of 1 percent of the revised issue price of a Discount Security, or of the principal amount of a Security not issued at a discount, multiplied by the number of complete years from acquisition to maturity. If a holder makes a gift of a Security or disposes of a Security in certain nonrecognition transactions, accrued market discount, if any, will be recognized as if such holder had sold such Security for a price equal to its fair market value. The market discount rules also provide that a holder who acquires a Security at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or continued to purchase or carry such Security until the holder disposes of the Security in a taxable transaction.

     A holder of a Security acquired at a market discount may elect to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount debt instruments acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If a holder of a Security makes such an election, the foregoing rules with respect to the recognition of ordinary interest income on sales and other dispositions of, and on the receipt of partial principal payments on, the Securities and with respect to the deferral of interest deductions on indebtedness incurred or continued to purchase or carry such Securities would not apply.

     Purchase, Sale and Retirement. A United States Holder's tax basis for determining gain or loss on a sale or other disposition of a Security will generally be the United States Holder's cost increased by any original issue discount included in income (and market discount, if any, if the United States Holder elects to include the accrued market discount in income on an annual basis) and decreased by the amount of any payments, other than qualified stated interest payments, received and the amount of bond premium amortized with respect to such Security. Gain or loss on the sale or redemption of a Security will generally be long-term capital gain or loss if the Security has been held for more than one year (except to the extent that gain represents accrued interest or market discount not previously included in the United States Holder's income).

     Information Reporting. The amount of interest paid on the Securities and the amount of original issue discount accrued on Discount Securities held of record by United States persons (other than corporations and other exempt United States Holders) will be reported to the Internal Revenue Service. The amount of original issue discount required to be reported to the Internal Revenue Service may not be equal to the amount of original issue discount required to be reported as taxable income by a United States Holder of such Discount Securities who is not an original purchaser.

NON-UNITED STATES HOLDERS

     Under present United States federal income tax law, and subject to the discussion of backup withholding below, payments on the Securities by the Company or any of its Paying Agents to any non-United States Holder will not be subject to United States federal withholding tax, provided that (a) such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) such Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (c) such Holder is not a bank with respect to which the holding of the Security is treated as the extension of credit in the ordinary course of its trade or business, (d) the payment is not treated as contingent interest, excluded from the definition of portfolio interest, and (e) either (1) the beneficial owner of the Security certifies to the Company or its agent, under penalties of perjury, that it is a non-United States Holder and provides its name and address, and U.S. taxpayer identification number, if any, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that holds the Securities certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. The certificate may be made on a United States Internal Revenue Service Form W-8 or substantially similar form. A certificate described in this paragraph is effective only with respect to interest payments and payments representing accrued original issue discount made to the certifying non-United States Holder after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. An income tax treaty between the United States and the country of residence of a non-United States Holder (a "treaty country") may reduce the rate of, or eliminate, any United States federal withholding tax that would, notwithstanding the above, otherwise be applicable to payments to such non-United States Holder.

     If a non-United States Holder is engaged in a trade or business in the United States and interest and original issue discount on the Security are effectively connected with the conduct of such trade or business, and, if such non-United States Holder is resident in a treaty country, such non-United States Holder has a permanent establishment or fixed base in the United States to which such interest or original issue discount is attributable, the non-United States Holder, although exempt from the withholding tax discussed above, may be subject to United States income tax on such interest and original issue discount in the same manner as if it were a United States Holder. In addition, if such a Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items; for this purpose, interest and original issue discount on a Security will be included in earnings and profits if the interest and original issue discount are effectively connected with the conduct of the United States trade or business of the Holder. If such foreign corporate Holder is resident in a treaty country, the treaty may reduce the rate, or eliminate, the branch profits tax that would otherwise be applicable to such foreign corporate Holder.

     Any gain or income realized by a non-United States Holder upon retirement or disposition of a Security (not including in such gain or income amounts representing stated interest or accrued original issue discount, the U.S. tax treatment of which is described above) will not be subject to United States federal income tax if (i) such gain or income is not effectively connected with a trade or business in the United States of the Holder of such Security (or, if such non-United States Holder is resident in a treaty country and such gain is effectively connected with a United States trade or business of such non-United States Holder, the gain is not attributable to a permanent establishment or fixed base of such non-United States Holder in the United States) and (ii) in the case of an individual Holder, the Holder is not present in the United States for a period or periods aggregating 183 days in the taxable year of the retirement or disposition.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A 31% "backup" withholding tax and information reporting requirements apply to certain payments of interest and original issue discount on an obligation, and to proceeds of the sale of an obligation before maturity, to certain non-corporate United States Holders. The Company, and/or any paying and/or collection agent, including a broker, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment unless the Holder furnishes its taxpayer identification number (i.e., social security number in the case of an individual) in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies (with respect to payments of interest and original issue discount) as to no loss of exemption from backup withholding, and meets certain other conditions. Backup withholding, however, in any event, generally does not apply to payments to certain "exempt recipients" such as corporations. Its applicability to non-United States Holders is discussed more fully below.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any paying agency thereof (in its capacity as such) to a Holder of a Security with respect to which the Holder has provided to the Company (and/or any paying and/or collection agent, including a broker) required certification of its non-United States status under penalties of perjury or has otherwise established an exemption (provided that neither the Company nor such paying agency has actual knowledge that the Holder is a United States Holder or the conditions of any other exemption are not in fact satisfied). Such certificate may be made on a United States Internal Revenue Service Form W-8 or substantially similar form. If such payment is made to the beneficial owner of a Security by the non-United States office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the non-United States office of a foreign "broker" (as defined in applicable Treasury Regulations) pays the proceeds of the sale of a Security to the seller thereof, such nominee, custodian, agent or broker is not required to backup withhold or file an information report with respect to such payment (provided that such nominee, custodian, agent or broker derives less than 50% of its gross income for certain specified periods from the conduct of a trade or business in the United States and is not a controlled foreign corporation for United States tax purposes). Payments made to the beneficial owner by the non-United States office of other custodians, nominees or agents, or the payment by the foreign office of other brokers, will not be subject to backup withholding, but will be subject to information reporting unless the custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner or seller is not or was not, as the case may be, a United States Holder and certain conditions are met or the beneficial owner or seller otherwise establishes an exemption. Payments made to the beneficial owner by the United States office of a custodian, nominee or agent, or a broker are subject to both backup withholding and information reporting unless the beneficial owner or seller certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Holder would be allowed as a refund or a credit against such Holder's United States federal income tax, provided that the required information is furnished to the United States Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered thereby.

     In connection with the sale of the Securities, dealers may receive compensation from the Company or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The dealers which participate in the distribution of Securities may be deemed to be underwriters under the Securities Act of 1933 (the "Act") and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such dealer will be identified and any such compensation will be described in the appropriate Prospectus Supplement.

     Under agreements entered into with the Company, underwriters, agents and dealers which participate in the distribution of Securities may be entitled to indemnification or contribution from the Company against certain liabilities, including liabilities under the Act.

     If so indicated in the appropriate Prospectus Supplement, the Company will authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the conditions that (1) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (2) if the Securities are also being sold to dealers acting as principals for their own account, such dealers shall have purchased such Securities not sold by them for delayed delivery. The underwriters, dealers and such other persons acting as the Company's agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

     The legality of each issue of the Securities will be passed upon for the Company by Kramer, Levin, Naftalis & Frankel, New York, New York, and for the agents or underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                      ------
PROSPECTUS SUPPLEMENT
Description of Medium-Term
  Notes............................      S-2
Plan of Distribution...............     S-19
PROSPECTUS
Certain Investment
  Considerations...................        2
Available Information..............        3
Incorporation of Certain Documents
  by Reference.....................        3
The Company........................        3
Ratio of Earnings to Fixed
  Charges..........................        4
Use of Proceeds....................        4
The Securities.....................        4
Description of Senior Securities...       10
Description of Subordinated
  Securities.......................       12
Description of Convertible
  Subordinated Securities..........       14
Federal Income Tax Consequences....       21
Plan of Distribution...............       26
Legal Opinions.....................       26
Experts............................       26

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                                 $1,200,000,000

                               MCI COMMUNICATIONS
                                  CORPORATION

                              SENIOR/SUBORDINATED
                               MEDIUM-TERM NOTES

                            ------------------------
                                   PROSPECTUS
                                   SUPPLEMENT
                            ------------------------

                            BEAR, STEARNS & CO. INC.
                           CITICORP SECURITIES, INC.
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                                OCTOBER 4, 1996

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